Exhibit 99.1

Contact: Rachel Webb Vice President, Finance & Investor Relations rachel.webb@jackinthebox.com (858) 522-4556

Press Release

Jack in the Box Inc. Adopts Limited Duration Stockholder Rights Plan

Board of Directors Takes Action to Protect Long-Term Value for All Stockholders in Response to Significant Third-Party Share Accumulation

SAN DIEGO, Calif. July 2, 2025 – Jack in the Box Inc. (NASDAQ: JACK) (the “Company”) today announced that its Board of Directors (“the Board”) unanimously adopted a limited-duration stockholder rights plan (“the Rights Plan”) to protect the interests of all stockholders. The Rights Plan is effective immediately.
The Rights Plan was adopted in response to the accumulation of the Company’s stock by Biglari Capital Corp., which privately informed the Company that it now owns 9.9% of the shares of the Company’s common stock and intends to increase its stake in the Company.
The Rights Plan is intended to enable the Company’s stockholders to realize the long-term value of their investment, ensure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against tactics to gain control of the Company without paying all stockholders an appropriate premium for that control.
David L. Goebel, Independent Chairman of the Board said “Jack in the Box’s Board is committed to protecting our stockholders and remains confident in management’s ability to execute the Company’s “JACK on Track” plan to improve long-term financial performance across its restaurant system, strengthen its balance sheet and transition to an asset-light business model. The adoption of this Rights Plan is intended to provide the Company with adequate time to execute this plan and ensure stockholders are able to realize the full potential of their investment in the Company.”
ADDITIONAL INFORMATION ON STOCKHOLDER RIGHTS PLAN
The Rights Plan is similar to those adopted by other publicly traded companies. It applies equally to all current and future stockholders and is not intended to deter offers or preclude the Board from considering offers that are fair and otherwise in the best interest of the Company’s stockholders.
Pursuant to the Right Plan, the Company is issuing one right for each outstanding share of the Company’s common stock. The Rights Plan will generally become exercisable only if a person or group has acquired beneficial ownership of 12.5% or more of the outstanding shares of the Company’s common stock. Any person or group who currently owns more than the triggering percentage may continue to own shares of the Company’s common stock. However, any person

Exhibit 99.1
or group who currently owns more than the triggering percentage may not acquire any additional shares without triggering the Rights Plan. If the rights become exercisable, all holders of rights (other than the person or group triggering the Rights Plan, whose rights would become void) will be entitled to acquire shares of the Company’s common stock at a 50% discount to the then-current market price or the Company may exchange each right held by such holders for one share of the Company’s common stock.
Additional details about the rights plan are available in a Form 8-K to be filed with the Securities and Exchange Commission.
About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,190 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 590 restaurants across 17 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about the company’s business and the industry in which the company operates. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond management’s control. Factors that may cause actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A and operate efficiently; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchisee development; litigation risks; the company's ability to enhance shareholder value; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; the company’s ability to obtain additional financing and increase its debt leverage; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.